Calpian, Inc. Announces Financial Results for

Third Quarter Fiscal Year 2015

Key Highlights

•	Consolidated revenues of $63.4 million for the quarter ending December 31, 2014; Up $4.2 million
•	11% quarter-to-quarter growth by Money-On-Mobile
•	Steady revenue in domestic businesses
•	Senior debt reduced by an additional $2.7 million just after quarter end

DALLAS – February 24, 2015  – Calpian, Inc. (OTCQB: CLPI), a global mobile payments technology and processing company, today reported the company’s third quarter 2015 financial results for the quarter ending December 31, 2014 with significant increases in international revenues for the third consecutive quarter.

"Our third consecutive quarter with strong growth in revenue shows the successful execution of our calendar 2014 business plan," said Harold Montgomery, Calpian founder and CEO. "We’re particularly pleased that Money-On-Mobile continued to perform well without a major influx of capital from Calpian.”

Revenues – Calpian, Inc. consolidated revenues were $63.4 million for the quarter ending December 31,  2014, up $4.2 million, a 7 percent increase compared to $59.2 million for the quarter ending September 30, 2014, which was up $13.2 million, a 30 percent increase over the quarter ending June 30, 2014. Revenues included Money-On-Mobile which contributed $57.7 million to the total, an increase of 8 percent over the prior quarter. Calpian Commerce and the residual acquisition business contributed $5.7 million of the total revenue,  a  5 percent decrease over the prior quarter,  which was expected due to sale of assets which occurred in the previous quarter.

Revenue In India – Money-On-Mobile revenues were 3.6 billion Indian rupees for the quarter ending December 31, 2014, up 11 percent from the prior quarter’s mark of 3.2 billion Indian rupees. (Note: the Indian Rupee to U.S. Dollar exchange rate on December 31, 2014 was USD$1: INR 63.5901).

Domestic Revenue in the U.S. – Domestic revenues were $5.7 million for the quarter ending December 31, 2014,  down 5 percent from the prior quarter revenue of $6 million due to asset sales. Revenues included those from Calpian Commerce which contributed $5 million of the total.

Cash – Calpian ended the second quarter with $900,000 in cash. Cash balances decreased $1.1 million from the prior quarter primarily reflecting the funding of operating losses to drive revenue growth. Immediately following the end of the quarter (and disclosed as a subsequent event in the third quarter 10Q), the company also sold a portion of its domestic assets, the proceeds of which were used to reduce senior debt by $2.7 million to $6.6 million.

Equity – Total equity (subject to final audit adjustments) is expected to be $21.3 million for the quarter ending December 31, 2014, a decrease of $1.9 million, which primarily reflects quarterly operating losses at Money-On-Mobile.

Webcast and Conference Call Information

Calpian will host a conference call to discuss the results at 9 a.m. CST / 10  a.m. EST  on February 26, 2015.  Participants can join the webcast via the following link: https://calpian.globalmeet.com/EarningsCallMgmt  . An archived version of the webcast will remain on the Calpian, Inc. website’s “Investors Relations” page at www.calpian.com following the live webcast.

About Calpian, Inc.

Calpian, Inc. (CLPI) is a global mobile payments technology and processing company offering mobile payment services through Indian subsidiary Money-On-Mobile and domestic transaction services through Calpian Commerce. Money-On-Mobile is a mobile payments service provider that enables Indian consumers to use their mobile phones to pay for goods and services, or transfer funds from one cell phone to another using simple SMS text functionality. Calpian Commerce provides the U.S. merchant community with an integrated suite of payment processing services and related software products. For more information, visit www.calpian.com.

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Note to Investors:

This press release contains certain forward-looking statements based on our current expectations, forecasts and assumptions that involve risks and uncertainties. This release does not constitute an offer to sell or a solicitation of offers to buy any securities of any entity. Forward-looking statements in this release are based on information available to us as of the date hereof. Our actual results may differ materially from those stated or implied in such forward-looking statements, due to risks and uncertainties associated with our business, which include the risk factors disclosed in our Form 10-K filed on August 11, 2014. Forward-looking statements include statements regarding our expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," and "would" or similar words. We assume no obligation to update the information included in this press release, whether as a result of new information, future events or otherwise.  Any forecasts that are provided by management in this presentation and are based on information available to us at this time and management expects that internal projections and expectations may change over time.  In addition, the forecasts are entirely on management’s best estimate of our future financial performance given our current contracts, current backlog of opportunities and conversations with new and existing customers about our products.